Exhibit 10.20

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is entered into this 4th day of December, 2012 (the “Effective Date”), by and between Darren Miller, a citizen and resident of Texas with an address of 4527 Bermuda Drive, Sugar Land, TX 77479 (“Consultant”), and Quanta Services, Inc., a Delaware corporation with an address of 2800 Post Oak Blvd (the “Company” and together with its associated companies, affiliates, subsidiaries, shareholders, officers, directors, managers, employees, agents, attorneys, representatives and assigns, the “Company Group”).

WHEREAS, the Consultant has certain skills and expertise that may be useful to the Company; and

WHEREAS, the Company desires to secure from Consultant certain consulting services and Consultant desires to provide the Company with such services pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree as follows:

1. Scope of Consulting Agreement and Services.

1.1. Engagement. Beginning on the Effective Date, the Company will engage Consultant as an independent contractor to perform for the Company certain services as described in Section 1.2 below, and Consultant hereby accepts such engagement. With respect to such engagement, Consultant shall report to a representative of the Company designated by the Company. Such representative shall (a) provide Consultant with the Company’s requests for Consultant’s services along with sufficient information for Consultant to properly perform those services hereunder and (b) examine and review the services performed by Consultant, and promptly notify Consultant in the event the performance of any such services is deemed unsatisfactory by the Company. Notwithstanding anything contained herein to the contrary, except as limited by the provisions of this Section 1 and Sections 6 and 7 hereof, this Agreement shall be considered to be non-exclusive relationship between the parties whereby Consultant shall be free to contract or subcontract directly or indirectly with other companies and individuals during the Term (as defined in Section 7.1 below) of this Agreement.

1.2. Nature and Performance of Services. For purposes of this Agreement, the term “services” shall include all obligations, duties, requirements and responsibilities of Consultant for the successful completion by Consultant of the work assigned to Consultant by the Company hereunder, including the furnishing of all supervision, labor, materials and other supplies, in accordance with the terms and conditions set forth herein. During the Term of this Agreement at such times as the Company may reasonably request, Consultant agrees to be available to the Company, as needed, to perform services for, consult with, advise and otherwise assist the Company as may be requested by the Company. Consultant shall only perform services that are authorized in writing by the Company prior to the performance of such services, including mutually agreed upon time schedules for completion of such services, if appropriate. Consultant has the right, in Consultant’s sole discretion, to accept or refuse any assignment offered by the Company. Consultant will perform the requested services in a professional, workmanlike and expeditious manner under the direction of the Company’s directors and/or representatives, and comply, to the best of Consultant’s ability, with the rules, regulations and instructions of the Company. In consideration for such services, the Company will compensate Consultant as set forth in Section 2 below. All services of Consultant provided to Company under this Agreement shall be performed solely by Consultant, unless otherwise agreed to in writing by the Company.

1.3. Ability to Provide Services. Consultant represents and warrants that the role as a Consultant for the Company as contemplated herein does not violate any applicable law, and that Consultant will obtain and maintain any and all permissions, approvals, qualifications, licenses, registrations and authorizations required by any applicable law to serve in this capacity. Consultant agrees to make all notices to and filings with any governmental authority required for the due execution and performance of this Agreement. Consultant represents that this engagement by the Company and the services performed under this Agreement will not violate any obligations that Consultant may have to any other party. Consultant acknowledges and agrees that the Company shall be entitled in its discretion to disclose fully to any appropriate governmental authorities the role of Consultant and its relationship to the Company.

2. Compensation.

2.1. Fees. During the Term of this Agreement, the Company will pay the Consultant for services performed pursuant to Section 1 above as indicated on Exhibit A (the “Fee”). The Fee represents the total compensation to be paid to Consultant for such services, and Consultant will not be entitled to, and the Company shall have no obligation to provide to Consultant, any other form of remuneration or benefit of any kind whatsoever, except as may be explicitly provided herein.

2.2. Expenses. Consultant will be reimbursed by the Company for such reasonable direct travel expenses and other reasonable out-of-pocket costs actually incurred in the performance of Consultant’s services hereunder; provided that such expenses and costs are approved by the Company in writing prior to their incurrence pursuant to internal operating procedures of the Company. Consultant agrees to supply the Company with receipts and other supporting documentation for any expenses or costs to be reimbursed.

2.3. Payment of Fees and Expenses. Consultant shall deliver to the Company no later than the 10th day of each month an invoice for Fees, expenses and costs of the preceding month that are payable under Section 2 and outlining the services performed, hours worked and expenses and costs incurred. Payment for each invoice shall be made by the Company within 30 days of its receipt. Such payment of Fees to Consultant will represent the full and final payment for such services rendered by Consultant to the Company.

2.4. Taxes. Consultant shall be responsible for any and all taxes, levies or other liabilities (including services taxes) that may result from the payment of the Fees, expenses and costs, and all payments to Consultant will be made via wire transfer to Consultant’s bank account (pursuant to wire instructions provided by Consultant), except as otherwise mutually agreed by the parties hereto. Consultant further acknowledges that Consultant is responsible for filing, withholding, reporting and paying all applicable taxes that may be applicable to the payment of the Fee or reimbursement of the expenses and costs, including, without limitation, any social security and unemployment taxes.

3. Independent Contractor. Consultant acknowledges that Consultant is an independent contractor to the Company. During the Term (as defined below) of this Agreement, Consultant shall always act as an independent contractor and nothing herein shall be construed to create any agency, partnership, joint venture or other cooperative relationship between the Company and Consultant or a relationship of employer and employee between the Company and Consultant. As an independent contractor, Consultant acknowledges that Consultant shall not be entitled to any of the benefits the

Company affords its employees and that Consultant is not eligible to participate in any of the Company’s employee benefit plans, including, without limitation, pension plans, vacation pay, sick leave, health or disability benefits, unemployment insurance benefits, retirement benefits, restricted stock grants or other employee benefits of any kind. In addition, Consultant shall not be treated as an employee of the Company for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Act, income tax withholding and any applicable state or local laws, including without limitation, those pertaining to workers’ compensation, unemployment compensation and income tax withholding, and Consultant shall be solely responsible for the withholding and payment of all insurance premiums, including, but not limited to, health insurance and workers’ compensation insurance.

4. Consultant’s Authority. The authority and powers of Consultant hereunder are strictly limited to those necessary for the performance of the services hereunder. Consultant shall not have the right, power or authority to bind, represent or commit the Company in any way, manner or thing whatsoever, or represent that it has any right to do so. In particular and notwithstanding anything to the contrary herein, without the approval of the Company, Consultant shall not: (a) make any representations or undertakings on behalf of the Company Group, (b) represent as having authority to bind the Company Group or to accept orders or conduct business on behalf of the Company Group, (c) enter into or create any binding liability or obligation on the Company Group or (d) represent that Consultant is or otherwise hold itself out as a joint venturer, member, manager, partner, shareholder, director, officer, employee, legal representative or commercial agent of the Company Group. Consultant shall be liable for, and indemnify and hold harmless the Company Group from, any and all claims and liabilities resulting from Consultant’s failure to strictly comply with the provisions of this Section 4.

5. Trade Names. Consultant understands and agrees that the names Quanta, Quanta Services and any other names associated with the Company Group are exclusively associated with and are the property of the Company Group, and Consultant shall not, whether before or after the date of termination, have any right to use such name or any derivatives or variations thereof for any purposes whatsoever.

6. Confidential Information; Non-Disclosure.

6.1. Confidential Information. Consultant acknowledges that, in the course of the services that will be performed pursuant to this Agreement, Consultant will have access to trade secrets, intellectual property and proprietary or confidential information related to the Company Group’s businesses, such information shall include, but not be limited, to information concerning the Company Group’s customers or partners (including their identities), pricing, processes, suppliers, methods, operations, services, technologies, inventions, models, engineering data, maps, test results, diagrams, specifications, processes, drawings, contracts, marketing techniques and materials, marketing and development plans, short-term and long-term business plans, strategies, employee information, lists of prospects compiled by the Company Group, information received by the Company Group from third parties that is subject to obligations of confidentiality, other information regarding the Company Group’s business or accounts that the Company Group informs Consultant (or that Consultant should know by virtue of the circumstances under which he learned this information) is to be kept confidential, and any other information that the Company designates as secret or confidential (collectively the “Confidential Information”). Confidential Information shall not include any information which (i) is or becomes available to Consultant from a source other than the Company Group, (ii) is or becomes available to the public other than as a result of disclosure by Consultant or its agents, or (iii) is required to be disclosed under applicable laws or judicial process, but only to the extent it must be disclosed.

6.2. Nature of Confidential Information. Consultant acknowledges and recognizes this Confidential Information is not known to the Company Group’s competitors or generally known within the specialized construction contracting, electric power, telecommunication, renewable energy, or pipeline industries, the Confidential Information was developed by the Company Group over a long period of time and/or at its substantial expense, that the Company Group undertakes reasonable efforts to protect this Confidential Information, and this Confidential Information is of great competitive value to the Company. The Company makes no express or implied representation or warranty as to the accuracy or completeness of any Confidential Information and shall have no liability as a result of the use of any Confidential Information.

6.3. Ownership and Control of Confidential Information. All Confidential Information shall be and remain the exclusive property of the Company Group, and no right or license is granted (expressly, by implication, estoppel or otherwise) to Consultant by virtue of this Agreement or any disclosure of Confidential Information hereunder. Nothing in this Agreement obligates the Company Group to disclose any Confidential Information to Consultant.

6.4. Use and Disclosure Restrictions. During and after the Term of this Agreement, Consultant will not (a) use any of the Confidential Information other than as authorized by the Company within the scope of the services performed for the Company hereunder or (b) disclose or transfer any Confidential Information to any person or entity other than to the Company or to persons or entities to whom disclosure has been authorized by the Company. Consultant understands that it is not allowed to sell, license or otherwise exploit any products (including software in any form) that embody or otherwise exploit in whole or in part any Confidential Information or materials. Consultant will take all reasonable precautions to prevent the inadvertent or accidental exposure of the Confidential Information. Consultant understands and agrees that all obligations of confidentiality set forth in this Section 6.4 that apply to Consultant, and all protections that apply to the Company herein, also hereby apply with regard to any and all members of the Company Group and all clients, suppliers, contractors and subcontractors of the Company Group.

6.5. Publicity. No publicity releases (including news releases and advertising) relating to this Agreement and the services performed hereunder shall be issued by Consultant without the prior written approval of the Company. Any inquiry that Consultant may receive from news media concerning this Agreement will be referred to the Company’s representative for response. Any technical paper, article, publication or announcement of advances generated in connection with the services performed under this Agreement, during the Term of this Agreement or in the future, shall require the Company’s prior written approval.

6.6. Return and Destruction of All Confidential Information. Upon the request of the Company at any time and, in any event, without request, upon the end of the Term of this Agreement, Consultant will (a) return to the Company all tangible originals and copies of the Confidential Information, including any and all notes, analyses, reports, summaries, compilations, studies or other documents, writings or materials prepared or developed by, for or on behalf of Consultant that contain, reflect or otherwise incorporate, use or rely on any Confidential Information and (b) destroy or delete, as applicable, all such information and materials stored in electronic, magnetic, optical or any other intangible form and certify to the Company such destruction and deletion. Consultant agrees not to retain any copies of any Confidential Information materials after the end of the Term of this Agreement for any reason.

6.7. Compliance with U.S. Export Control Laws. Consultant agrees not to, directly or indirectly, transfer, export or re-export any technical data, or any product, equipment or material embodying or made by use of any technical data, that is part of the Confidential Information of the Company in violation of any U.S. export control laws or regulations.

6.8. Remedies. Consultant acknowledges and agrees that monetary damages or other remedies at law would be inadequate to protect the Company Group against any actual or threatened breach of this Section 6 by Consultant, and that any such breach would cause irreparable harm, and, as such, agrees that the Company Group shall be entitled to injunctive or other preliminary or equitable relief without proof of actual damages or posting of any bond with respect to any such actual or threatened breach. Compensatory damages or other monetary damages remedies may only be awarded based on proof of actual damages. Such remedies shall not be deemed exclusive remedies for any such breach, but shall be in addition to and without prejudice to any other rights or remedies otherwise available to the Company Group.

7. Term and Termination.

7.1. Term and Rights to Terminate. The term of this Agreement (the “Term”) and Consultant’s engagement shall commence on the Effective Date and continue on a month-to-month basis for six months, subject to its earlier termination by either party hereto upon written notice of termination to the other party with or without cause. The Company and Consultant may extend the Term upon written agreement signed by both parties on a month-to-month basis for up to an additional six months beyond the initial six-month term.

7.2. Effects of Termination. Except as may otherwise be expressly provided herein, upon the termination of this Agreement for any reason pursuant to Section 11.1 above, (i) Consultant shall immediately discontinue the performance of services on the date and to the extent specified in the notice, (ii) Consultant will promptly return all property of the Company or its affiliates which may be held in Consultant’s custody or trust, including but not limited to, equipment/and or documents of any nature whatsoever, and that Consultant will not duplicate or cause to have duplicated any documents relating to the services performed by Consultant under this Agreement, except as may be specifically authorized in writing by the Company, (iii) Consultant shall promptly return and destroy all Confidential Information as provided in Section 6.6, (iv) Consultant shall be paid the actual costs incurred during the performance of services hereunder up to the date of termination that have not been previously reimbursed by the Company, but only to the extent such costs are necessary, reasonable and verifiable and have been incurred by Consultant prior to or in connection with discontinuing the work hereunder, specifically excluding unabsorbed overhead or anticipatory profit and (iv) neither party hereto shall have any further obligations to the other under this Agreement beyond any other rights or obligations that have accrued hereunder prior to the date of termination.

7.3. Survival. Any provision of this Agreement which is expressly or by implication intended to survive the termination of this Agreement, including Sections 5 through 8, shall survive and remain in effect following the termination of this Agreement

8. Insurance. Prior to the performance by Consultant of any services hereunder, Consultant is required to obtain professional liability insurance against any and all claims sounding in professional liability for the services performed hereunder, if such insurance is available. The Company shall not be liable for, and will not indemnify Consultant for, any such professional liability claims. Consultant shall also provide the Company an insurance certificate evidencing Consultant has obtained insurance coverage as set forth in detail on Exhibit B.

9. Indemnification. Consultant shall indemnify, defend and hold harmless the Company from and against any and all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons (including death) or other tortious acts caused or contributed to by Consultant or anyone acting under Consultant’s direction or control or on Consultant’s behalf in the course of the performance of services under this Agreement, provided the Consultant’s aforesaid indemnity and hold harmless agreement shall not be applicable to any liability to the extent arising from the negligence or willful misconduct of the Company. The Company shall indemnify, defend and hold harmless Consultant against any and all claims to the extent attributable to the negligence or willful conduct of the Company.

10. Choice of Law. The interpretation, validity, and effect of this Agreement shall be governed in all respects by the laws of Texas, without giving effect to its rules on choice of law. However, there shall be no presumption that the terms of this Agreement should be construed more favorably to one party over another for any reason. Any trade secrets or intellectual property of the Company shall also be entitled to all of the protections and benefits under any other applicable law.

11. Disputes. The Company and Consultant agree that any dispute arising as to the parties’ rights and obligations hereunder, other than with respect to the Company’s right to seek injunctive relief for breaches of Sections 6, 9 and 10, shall, at the election and upon written demand of either party, be submitted to arbitration before a single mutually agreeable arbitrator in Texas.

12. Notice. All notices, requests, demands, declarations and other communications required hereunder or given pursuant hereto shall be in writing and shall become effective (a) if given by facsimile, when transmitted and receipt has been confirmed, (b) if given by courier or overnight delivery, when delivered by such courier or overnight delivery carrier or (c) if personally delivered, when so delivered in person, addressed as follows:

(i) If to Consultant:	(ii) If to the Company:

Darren Miller	Jim O’Neil
4527 Bermuda Drive	Quanta Services, Inc.
Sugar Land, TX 77479	2800 Post Oak Blvd, Suite 2600
Houston, TX 770056

or at such other address as either party may from time to time designate for itself by written notice to the other party.

13. Assignment. The Company has chosen Consultant on the basis of Consultant’s experience and qualifications, including Consultant’s reputation for ethical business conduct and compliance with applicable laws. As such, Consultant agrees not to assign any of its rights or obligations under this Agreement, or delegate the performance of any of the duties hereunder, to any person or entity.

14. Entire Agreement; No Third Party Rights. This Agreement sets forth the entire agreement between Consultant and the Company and fully supersedes and replaces any and all prior and contemporaneous agreements or understandings, written or oral, between the Company and Consultant pertaining to the subject matter of this Agreement. A person who is not a party to this Agreement has no rights to enforce or to enjoy any of the benefits of any term of this Agreement

15. Heading and Captions. The heading and captions used in this Agreement are for convenience of reference purposes only and are not intended to, and will in no way, define, describe, interpret, limit, expand or otherwise affect the extent of this Agreement or the meaning or construction of any provision of this Agreement.

16. Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

17. Waiver; Amendment. No term, provision or condition of this Agreement can be waived, amended, supplemented or otherwise modified except in writing and signed by the Company and Consultant, and then such waiver, amendment, supplement or other modification shall only be effective in the specific instance and for the specific purpose for which given.

18. No Waiver. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege whatsoever hereunder. The waiver by either party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

19. Acknowledgment. The parties affirm that they have read this Agreement and have had adequate time to consider the terms of the Agreement. Consultant and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

20. Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. It will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one such counterparts. Each party agrees that it will be bound by its own facsimile or scanned signature and that it accepts the facsimile or scanned signature of the other party to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

QUANTA SERVICES, INC.		CONSULTANT:

By:	/s/ James F. O’Neil	/s/ Darren B. Miller
	James F. O’Neil	Darren Miller
Chief Executive Officer

EXHIBIT A

COMPENSATION SCHEDULE

Charging Rate for Fee: $27,097 per month

Completion Fee: If the Company determines that Consultant has satisfactorily performed duties upon the completion of Consultant’s services pursuant to this Agreement, Consultant will receive a lump-sum payment of up to $250,000.

Travel Time and Expenses: Lodging, meals and other incidental travel expenses shall be reimbursed to Consultant in the same manner and under the same conditions as those governing travel expense payments for Company employees. Travel expenses by commercial carrier will be reimbursed at the economy class for such travel. Use of Consultant’s own automobile will be reimbursed at the then current IRS mileage rate.

Consultant: /s/ Darren B. Miller	Date: 12-17-12

Company Representative: /s/ James F. O’Neil	Date: 11/30/12

EXHIBIT B

SUMMARY OF CONSULTANT INSURANCE REQUIREMENTS

Consultant shall, for the Term of the Agreement, and for a period of one year following termination of this Agreement, carry and maintain in full force and effect insurance with such companies as are acceptable to the Company, insuring Consultant while its obligations hereunder for the following types of coverage:

[None]

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